FOR IMMEDIATE RELEASE
Contact:
Keira Lombardo
Smithfield Foods, Inc.
(757) 365-3050
keiralombardo@smithfieldfoods.com

Smithfield Foods Reports Second Quarter Results

SMITHFIELD, Virginia (December 6, 2012)—Smithfield Foods, Inc. (NYSE:SFD) today reported fiscal 2013 second quarter results. All comparisons are to the second quarter of fiscal 2012.

Highlights

•	Net income was $10.9 million, or $.07 per diluted share, after $120.7 million early debt extinguishment charge

•	Adjusted EPS was $.61 per diluted share

•	Packaged meats operating profit +33% to $100 million

◦	Packaged meats volume +2%

•	Fresh pork earnings rebounded sharply from first quarter with strong 8% operating margin

•	International operating profit +136%

•	Repurchased more than 17% of the company since July 2011

◦	Repurchased 3.4 million shares for $67 million in second quarter

◦	Repurchased 8.2 million shares for $174 million subsequent to quarter end

•	Reduced interest expense 6%

Following are the company's sales, operating profit and margin by segment (dollars in millions):

	Three Months Ended				Six Months Ended
	October 28, 2012		October 30, 2011		October 28, 2012		October 30, 2011
Sales:
Pork
Fresh Pork	$1,237.3		$1,292.4		$2,498.3		$2,546.6
Packaged Meats	1,483.6		1,482.4		2,822.2		2,825.5
Total Pork	2,720.9		2,774.8		5,320.5		5,372.1

Hog Production	734.0		785.3		1,462.8		1,535.1
International	358.6		391.1		705.4		766.1
Total segment sales	3,813.5		3,951.2		7,488.7		7,673.3
Intersegment	(587.7)		(638.6)		(1,171.6)		(1,266.5)
Consolidated	$3,225.8		$3,312.6		$6,317.1		$6,406.8

Operating profit and margin %:
Pork
Fresh Pork	$94.7	8%	$96.2	7%	$82.7	3%	$131.6	5%
Packaged Meats	99.6	7%	75.0	5%	230.2	8%	176.3	6%
Total Pork	194.3	7%	171.2	6%	312.9	6%	307.9	6%

Hog Production	(32.6)	(4)%	63.9	8%	(9.5)	(1)%	133.6	9%
International	40.9	11%	17.3	4%	56.7	8%	17.3	2%
Corporate	(24.3)		(27.7)		(50.0)		(60.9)
Consolidated	$178.3	6%	$224.7	7%	$310.1	5%	$397.9	6%

Sales for the second quarter of fiscal 2013 were $3.2 billion, down 3%, as higher volumes in all segments were more than offset by lower meat and live hog prices. Net income was $10.9 million ($.07 per diluted share) compared to net income of $120.7 million ($.74 per diluted share) last year.

In the second quarter, the company completed the following actions to refinance its balance sheet, thereby lowering borrowing rates, dramatically improving its debt maturity profile and eliminating all long term secured debt obligations:

•	Issued $1 billion 6.625% senior unsecured notes due 2022, which yielded net proceeds of $981 million.

•	Repurchased $105 million of the $160 million outstanding balance of 2013 senior unsecured notes (7.75% coupon).

•	Repurchased the entire $589 million outstanding balance of 2014 senior secured notes (10% coupon).

•	Secured a two year extension for $200 million bank term loan from fiscal 2017 to fiscal 2019.

In connection with these transactions, the company recorded a pre-tax early debt extinguishment charge of $120.7 million, or $.54 per diluted share, in the second quarter of fiscal 2013. Excluding this charge, adjusted EPS was $.61 on a non-GAAP basis. Last year, EPS of $.74 included a $.02 per diluted share charge for the early extinguishment of debt, resulting in non-GAAP EPS of $.76.

Commentary
“Our solid second quarter performance reflects the results of our ongoing efforts to deliver higher quality and more consistent earnings to our shareholders led by growth in our packaged meats business, even when faced with challenging commodity markets,” said C. Larry Pope, president and chief executive officer.

“In addition to higher packaged meats margins, volumes improved on a year over year basis for the third consecutive quarter, growing by 2%. Volume and sales grew across all key trade channels, more than offsetting double-digit declines in our industrial business. Strong retail channel performance - which accounted for more than half of packaged meats volume in the quarter - was led by growth in our Armour, Farmland, John Morrell and Kretschmar brands. New business with a number of national accounts continued to support growth and provide momentum in the foodservice channel. Gains in deli were fueled by our Eckrich brand with the introduction of Eckrich Bacon Lovers Deli Meats late last fiscal year, as well as our Kretschmar brand,” he commented.

Mr. Pope continued, “Our growth in packaged meats was broad-based, driven by a combination of brand activation, new product launches, market share improvements and distribution gains. In addition to our ongoing NASCAR sponsorship, we recently launched cause-marketing campaigns with several of our core brands, creating heightened brand awareness through millions of media impressions with consumers. We introduced a number of new products to the marketplace under our health and wellness, convenience and taste platforms with our Armour, Eckrich, John Morrell and Smithfield brands. We also gained national distribution with our Farmland and Smithfield branded All Natural Case Ready Pork at a major national retailer. Our market share in dry sausage, hot dogs and portable lunches increased and we expanded distribution in deli meats, dinner sausage, dry sausage and portable lunches. Of particular note, we continued to add to our leading position in bacon, exceeding 20% branded market share for the first time, an important hurdle to cross.”

“Our fresh pork and international businesses also delivered impressive quarters. Fresh pork results rallied in the second quarter after a disappointing first quarter. Widespread retail pork feature activity fueled domestic demand, while export demand continued to be very good, although large shipments to China in the prior year caused overall volumes to decline. Excluding the China carcass business last year, export sales rose in the quarter. We also continued to focus on moving up the value chain in our fresh pork business, while generating operating efficiencies to drive improved earnings,” he stated.

“Although we were dissatisfied by the performance in our hog production business, our successful risk management strategy mitigated losses and produced results that we believe were significantly better than the industry as a whole,” Mr. Pope said.

“Our strong and consistent cash flow generation, ample liquidity, and conservative balance sheet are enabling us to return capital to our investors through continued share repurchases. In the last seventeen months, we have repurchased 28 million shares, or more than 17% of the company, for about $575 million,” he remarked.

Second Quarter Results

Pork
Fresh Pork
Fresh pork operating margins were robust at 8%, or $13 per head, and rebounded sharply from the prior quarter. Results were positively impacted by product mix improvements toward branded value-added products, as well as widespread domestic retail feature activity for pork and continued solid export demand. Larger industry pork supplies contributed to a 15% decline in the USDA pork cutout, but were offset by a 15% drop in live hog prices. The company processed 3% more hogs.

Packaged Meats
Packaged meats operating margins improved to 7%, or $.15 per pound, driven by an enhanced product mix, higher MAP spending and lower raw material costs. Volumes grew 2% with strong gains in several key product categories including bacon, sausage and spiral hams. In addition, volume and sales increased across all key trade channels, including retail, foodservice, deli and export and more than offset double-digit declines in the company's industrial business.

Hog Production
Hog production operating margins were disappointing at (4)%, or $(8) per head, but were positively impacted by strong favorable hedge positions that diminished the impact of higher grain costs and lower live hog prices. Live hog market prices and raising costs averaged $58 per hundredweight and $69 per hundredweight, respectively. Head sold increased 2%, resulting from improved efficiencies from the Hog Production Cost Savings Initiative.

International
International segment operating profit more than doubled to $40.9 million primarily on robust results in the company's Eastern European hog production operations, notwithstanding the negative impact of currency translation. Average unit selling prices improved considerably in Romania, as the company continued to benefit from recent approval to export to the EU. Recessionary pressures and higher raw material costs continued to weigh on Campofrío's margins.

Outlook
“We are encouraged by our solid performance in the first half of fiscal 2013 and anticipate strong results in the back half of the year,” Mr. Pope said.

“We expect our packaged meats business to continue to lead the way, delivering consistent growth with increased share and broader distribution of our core brands in key product categories. All indications are that 2012 will be a very successful holiday ham season for our company with our new Smithfield Pecan Praline and Caramel Apple Spiral Sliced Hams, as well as our Cook's Spiral Sliced Hams. As such, we anticipate top and bottom line growth in hams in the third quarter. This year, packaged meats margins should be at the high end of the normalized range with 2-3% volume growth,” he commented.

“Industry analysts forecast record pork exports again in calendar 2013, as lower global pork production and higher pork prices - especially in the EU - should bolster demand for U.S. pork. These positive fundamentals should be supportive of healthy fresh pork profitability in the normalized range for fiscal 2013,” Mr. Pope remarked.

“In the hog production segment, we expect hog prices to recover seasonally in the second half of the fiscal year. Lower supplies of competing proteins should also support higher hog prices. Our risk management strategy should continue to lessen the effects of higher priced grain on our raising costs. We expect our hog production segment to be slightly profitable by the end of the fiscal year and approximately breakeven for the full fiscal year,” he continued.

“Operating profits in our international segment should be in the upper half of the normalized range in fiscal 2013, led by continued strong performance in our hog production and meat processing businesses in Poland and Romania,” Mr. Pope stated.

“We continue to believe that our current stock price undervalues our company, witnessed by our significant share repurchases over the past year and a half. This action reflects our belief in the fundamental strength of our business and our confidence in our ability to deliver higher quality and more consistent earnings to our shareholders led by growth in our packaged meats business. Looking forward, fiscal 2013 should be another very strong year for company. The future growth prospects for our company are strong and we are optimistic that the best is yet to come,” he concluded.

Conference Call
The company will host a live conference call and audio webcast at 9:00 AM ET on Thursday, December 6, 2012. Participants can access the call by dialing (800) 230-1085. The call will be webcast at
http://investors.smithfieldfoods.com/events.cfm and will be archived at this location. A telephone replay will be available at (800) 475-6701 and will be archived for two weeks. The replay access code is 271321.

About Smithfield Foods
Smithfield Foods is a $13 billion global food company and the world's largest pork processor and hog producer. In the United States, the company is also the leader in numerous packaged meats categories with popular brands including Smithfield®, Eckrich®, Farmland®, Armour®, Cook's®, Gwaltney®, John Morrell®, Kretschmar®, Curly's®, Carando®, Margherita®, and Healthy Ones®. Smithfield Foods is committed to providing good food in a responsible way and maintains robust animal care, community involvement, employee safety, environmental, and food safety and quality programs. For more information, visit www.smithfieldfoods.com and www.smithfieldcommitments.com.

This report contains “forward-looking” statements within the meaning of the federal securities laws. The forward-looking statements include statements concerning our outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. Our forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include the availability and prices of live hogs, feed ingredients (including corn), raw materials, fuel and supplies, food safety, livestock disease, live hog production costs, product pricing, the competitive environment and related market conditions, risks associated with our indebtedness, including cost increases due to rising interest rates or changes in debt ratings or outlook, hedging risk, adverse weather conditions, operating efficiencies, changes in foreign currency exchange rates, access to capital, the cost of compliance with and changes to regulations and laws, including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws, adverse results from on-going litigation, actions of domestic and foreign governments, labor relations issues, credit exposure to large customers, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations, our ability to effectively restructure portions of our operations and achieve cost savings from such restructurings and other risks and uncertainties described under "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended April 29, 2012. Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. Any forward-looking statement that we make speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

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(Tables follow)

SMITHFIELD FOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

	Three Months Ended		Six Months Ended
	October 28, 2012	October 30, 2011	October 28, 2012	October 30, 2011
	(unaudited)		(unaudited)
Sales	$3,225.8	$3,312.6	$6,317.1	$6,406.8
Cost of sales	2,848.5	2,893.0	5,607.6	5,580.1
Gross profit	377.3	419.6	709.5	826.7
Selling, general and administrative expenses	205.7	200.8	406.8	439.5
Income from equity method investments	(6.7)	(5.9)	(7.4)	(10.7)
Operating profit	178.3	224.7	310.1	397.9
Interest expense	41.5	44.2	84.0	92.3
Loss on debt extinguishment	120.7	6.4	120.7	7.6
Income before income taxes	16.1	174.1	105.4	298.0
Income tax expense	5.2	53.4	32.8	95.2
Net income	$10.9	$120.7	$72.6	$202.8

Net income per share:
Basic	$.07	$.74	$.48	$1.24
Diluted	$.07	$.74	$.48	$1.23

Weighted average shares outstanding:
Basic	148.4	162.4	151.4	164.1
Effect of dilutive shares	0.7	1.1	0.8	1.1
Diluted	149.1	163.5	152.2	165.2

SMITHFIELD FOODS, INC. AND SUBSIDIARIES
SCHEDULE OF INCOME FROM EQUITY METHOD INVESTMENTS
(In millions)

		Three Months Ended		Six Months Ended
Equity Investment	Segment	October 28, 2012	October 30, 2011	October 28, 2012	October 30, 2011
		(unaudited)		(unaudited)
Mexican joint ventures	International	$(5.9)	$(1.9)	$(5.5)	$(4.9)
Campofrío Food Group (CFG) (1)	International	(1.3)	(4)	(1.4)	(4.2)
All other equity method investments	Various	0.5	—	(0.5)	(1.6)
Income from equity method investments		$(6.7)	$(5.9)	$(7.4)	$(10.7)

(1)
CFG prepares its financial statements in accordance with International Financial Reporting Standards. Our share of CFG’s results reflects U.S. GAAP adjustments. There may be differences between what we report for CFG and what CFG reports.